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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         (Amendment No. ___________)*


                              PCT Holdings, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   693259103
                               ----------------
                                (CUSIP Number)



Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/95)
                                    Page 1
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

-----------------------
  CUSIP NO. 693259103                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation
      94-1681731
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          221,666
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      221,666
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

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

-----------------------
  CUSIP NO. 693259103                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Seafirst Corporation (Seafirst Corporation merged into BankAmerica Corporation on January 1, 1996)
      91-0906215
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      State of Washington
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          221,666
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      221,666
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

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

-----------------------
  CUSIP NO. 693259103                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Seattle-First National Bank
      91-0402650
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            221,666

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          221,666
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      221,666
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK
------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

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

                                 SCHEDULE 13G
                                 ------------

Item 1(a)  Name of Issuer:                 PCT Holdings, Inc.

      (b)  Address of Issuer's
           Principal Executive Offices:    434 Olds Station Road
                                           Wenatchee, WA  98801

Item 2(a)  Names of Person Filing:         BankAmerica Corporation
                                             ("BAC")
                                           Seafirst Corporation
                                             ("SC")
                                           Seattle First National Bank
                                             ("SFNB")

      (b)  Address of Principal
           Business Offices:               (For BAC)
                                           555 California Street
                                           San Francisco, CA  94104

                                           (For SC and SFNB)
                                           701 Fifth Avenue
                                           Seattle, WA  98104

      (c)  Citizenship:                    BAC is organized under the laws of
                                           Delaware.  SC is organized under the
                                           laws of the state of Washington.
                                           SFNB is organized under the laws of
                                           the United States.

      (d)  Title of Class of Securities:   Common Stock

      (e)  CUSIP Number:                   693259103

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) [ ]   Broker or Dealer registered under Section 15 of the Act

          (b) [X]   Bank as defined in section 3(a)(6) of the Act

          (c) [ ]   Insurance Company as defined in section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under section 8 of the Investment Company Act

          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

          (g) [X]   Parent Holding Company, in accordance with
                    (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

          (h) [ ]   Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)


                                    Page 5
4126210

Item 4    Ownership

          (a)  Amount Beneficially Owned:

                 BAC                                             221,666
                 SC                                              221,666
                 SFNB                                            221,666
          (b)  Percent of Class:

                 BAC                                                7.5%
                 SC                                                 7.5%
                 SFNB                                               7.5%

          (c)  Number of shares as to which such person has:

               (i) sole power to vote or direct the vote:

                     BAC                                               0
                     SC                                                0
                     SFNB                                        221,666

              (ii) shared power to vote or direct the vote:

                     BAC                                               0
                     SC                                                0
                     SFNB                                              0

             (iii) sole power to dispose or direct the
                   disposition of:

                     BAC                                               0
                     SC                                                0
                     SFNB                                              0

              (iv) shared power to dispose or direct the
                   disposition of:*

                     BAC                                         221,666
                     SC                                          221,666
                     SFNB                                        221,666

Item 5    Ownership of Five Percent or Less of a Class.

          If this statement is being filed to
          report the fact that as of the date
          hereof the reporting person has ceased
          to be the beneficial owner of more
          than five percent of the class of
          securities, check the following [ ].

Item 6    Ownership of More than Five Percent on Behalf
          of Another Person.                                  Not Applicable.

Item 7    Identification and Classification of
          the Subsidiaries Which Acquired
          the Security Being Reported on by
          the Parent Holding Company.

          See Item 2.  All the entites described
          below are wholly-owned subsidiaries of
          BAC, which is a registered bank holding
          company.  SC, a bank holding company
          registered under the Bank Holding Company
          Act, is the parent of SFNB.  SFNB is a
          Bank, as defined in Section 3(a)(6) of
          the Act.

* The power to dispose or direct the disposition of shares is shared between the parent company and its subsidiaries.

                                    Page 6
4126210

Item 8    Identification and Classification
          of Members of the Group.

          See Item 7.

Item 9    Notice of Dissolution of Group.          Not Applicable.

Item 10   Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    Page 7
4126210

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  BankAmerica Corporation



Dated:  February 7, 1996          By  /s/ JAMES H. WILLIAMS
                                     --------------------------
                                     James H. Williams
                                     Executive Vice President

                                    Page 8
4126210

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                  BankAmerica Corporation (through successor in interest by merger of Seafirst Corporation into BankAmerica Corporation)


Dated:  February 9, 1996          By  /s/ JUDITH A. BOYLE
                                     --------------------------
                                     Judith A. Boyle
                                     Counsel

                                    Page 9
4126210

                                   SIGNATURE


        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





                                    Seattle-First National Bank


Dated:  February 2, 1996            By  /s/ STANLEY A. CARLSON
                                       --------------------------
                                       Stanley A. Carlson
                                       Senior Vice President,
                                       General Counsel and
                                       Corporate Secretary

                                    Page 10
4126210

Board of Directors                                  Adopted:  November 1, 1993
BankAmerica Corporation                          Last amended:  August 1, 1994


           GENERAL OPERATING AND BORROWING RESOLUTION (Excerpts from)

     1. Any two BAC officers listed below under the designation "Group 1" (the "Officers"):

                                    GROUP 1

          the Chairman of the Board
          the Chief Executive Officer
          the President
          any Vice Chairman of the Board
          any Vice Chairman
          the Chief Financial Officer
          the Treasurer
          any Executive Vice President
          any Senior Vice President
          any Vice President
          the Secretary

     2. Any one BAC officer listed above under either the designation GROUP 1 or GROUP 2, or any member of the Legal Department of Bank of America NT&SA holding the title of counsel or a title senior thereto be, and hereby is, authorized to sign registrations, reports, certificates, applications and other writings on behalf of BAC for submission to or filing with any federal, state, local or foreign regulatory authorities, and any amendments, withdrawals, or terminations thereof, as are deemed desirable by such officer or attorney in connection with BAC's activities or affairs.


4126526

Board of Directors                                          September 20, 1984
Seattle First National Bank



                  GENERAL SIGNATURE RESOLUTION (Excerpts from)

          RESOLVED THAT: Instruments, documents or agreements relating to or affecting the property or business and affairs of this Corporation or of this Corporation when acting in any representative or fiduciary capacity, may be executed in its name, with or without its corporate seal, by the following Officer or Officers within the scope of the signing authority described herein.

     The general composition of the signature groups used is:

     Group A:  Executive Officer

     Chairman of the Board, President, Vice Chairman of the Board Vice President, Corporate Secretary and Cashier, or any officer so designated by the Chief Executive Officer.



4126618